EXHIBIT 8.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West New York, NY 10001 ----------- TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com	FIRM/AFFILIATE OFFICES ----------- BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON -----------
ABU DHABI BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SINGAPORE TOKYO TORONTO

August 13, 2026

Globalstar, Inc. 1351 Holiday Square Blvd. Covington, Louisiana 70433

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Globalstar, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (together with all schedules and exhibits thereto, the “Merger Agreement”), dated as of April 13, 2026, by and among Amazon.com, Inc., a Delaware corporation (“Parent”), Grapefruit Acquisition Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Acquisition Sub II”), and the Company, pursuant to which (i) at the effective time of the First Merger, Acquisition Sub I will merge with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Parent (the “First Merger”), and (ii) immediately following the First Merger, the Company, as the surviving corporation of the First Merger, will merge with and into Acquisition Sub II, with Acquisition Sub II surviving as a direct wholly owned subsidiary of Parent (the “Second Merger”, and, together with the First Merger, the “Mergers”). In connection with the registration statement on Form S-4, including the information statement/prospectus forming a part thereof, filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2026 (File No. 333-297911), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Mergers.

Globalstar, Inc.

August 13, 2026

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Parent and the Company, including those set forth in letters dated as of the date hereof from an officer of each of Parent and the Company (the “Officer’s Certificates”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief, intent or otherwise. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Parent and the Company, including those set forth in the Officer’s Certificates. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement or any other document. We have also assumed that the Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures (including electronic signatures), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and to perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, under current U.S. federal income tax law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Globalstar, Inc.

August 13, 2026

Except as set forth above, we express no opinion to any party as to any U.S. federal, state, local or foreign tax consequences of the transactions described in the Registration Statement or any transaction related thereto. Our Opinion has been prepared in connection with the Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP